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                                                                    EXHIBIT 99.1

MEDAREX                                                      .......news release
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 1545 Route 22 East, P.O. Box 953  Annandale, NJ 08801  Tel. (908) 713-6001
                              Fax (908) 713-6002


For Immediate Release     Contact:
                          Donald L. Drakeman   Kimberly Hofman
                          President and CEO    Middleberg + Associates
                          Medarex, Inc.        for Media Inquiries
                          908-713-6001         212-888-6610 ext. 544
                          www.medarex.com      kim@middleberg.com
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                      MEDAREX REACQUIRES WORLDWIDE RIGHTS
                           TO MDX-210 CANCER PRODUCT



ANNANDALE, NJ; FEBRUARY 25, 1999 - Medarex, Inc. (NASDAQ: MEDX) announced today that it has reacquired the worldwide rights to its MDX-210 anti-HER2 cancer product. Certain commercial rights to MDX-210 were previously held by Ciba-Geigy, Limited, which subsequently became part of Novartis, which has elected not to participate further in the development of the product.

In Phase II trials of MDX-210 in hormone refractory prostate cancer patients, 89% of the patients experienced a reduction in the rate at which their PSA levels were rising, and 65% of the patients experienced a reduction in PSA levels. PSA is a biochemical marker associated with disease progression and death. In some cases, PSA levels have been reduced over 250 days. Additionally, over a quarter of the patients evaluated for quality of life reported a significant reduction in average pain levels following treatment.

"Several potential corporate partners have approached us about the MDX-210 product based upon the promising Phase II results announced in late 1998," said Donald L. Drakeman, President of Medarex. "We will be exploring our partnering options as we move MDX-210 towards Phase III trials. In the meantime, we look forward to continuing our global licensing arrangement with Novartis involving Medarex's HuMAb Mouse/TM/ technology."

Medarex's HuMAb-Mouse technology produces high affinity human antibodies to a target antigen in months. Initial expectations are that, under Medarex's arrangement with Novartis, total fees to Medarex, including technology access fees, license fees and milestone payments, could exceed $50 million, exclusive of royalties. Novartis' scientists have already begun use of the HuMAb-Mouse technology and have developed an initial product candidate with an affinity of 10/10/.
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MDX-210 is a Bispecific antibody that targets the HER-2 receptor.  HER-2 is a protein found in excess on the surface of certain cancer cells, including prostate, kidney, colon and breast. Bispecific antibodies are Target-Trigger combinations. One arm of the Bispecific activates and guides immune system killer cells, and the other targets the disease cells.

Patients in the Phase II trials were pre-treated with GM-CSF (granulocyte monocyte colony stimulating factor) which increases production and differentiation of certain white blood cells, such as granulocytes, monocytes, macrophages, and eosinophils. This was followed by administration of the anti-cancer Bispecific antibody MDX-210, which is designed to trigger the killing function of immune cells against the targeted cancer cells. Results of Phase II trials of this product were presented at the American Society of Clinical Oncology 1998 Annual Meeting and at the 1998 International Antibody Engineering Conference.

Medarex is a biopharmaceutical company developing monoclonal antibody-based therapeutics to fight cancer and other life-threatening and debilitating diseases. The Company has developed a broad platform of patented technologies for antibody discovery and development, including the HuMAb-Mouse/TM/ system for the creation of high-affinity human antibodies; Bispecific antibodies, which enhance and direct the body's own immune system to fight disease; and immunotoxin technology. Medarex has seven products in clinical development for the treatment of cancer and leukemia, autoimmune diseases and ophthalmic conditions. For more information about the company visit the website at www.medarex.com.

Certain statements in this press release consist of forward-looking statements that involve risks and uncertainties including, but not limited to, uncertainties regarding the progress of on-going clinical trials and the continuation of business partnerships. Actual results, events or performance may differ materially.